Exhibit 10.8

December 21, 2006

TO:                            Tim Clayton

FR:                              Dave Gartzke

RE:                              Transaction Bonus

As interim Chief Financial Officer your experience and assistance with this transaction has truly been invaluable.  I want to emphasize how much I appreciate your dedication and hard work on Project AutoBahn and without your role as a co-project leader we would not have been able to get where we are today.  I know that you have sacrificed a great deal already and we still have a lot of work ahead and your continued efforts are essential in order to complete this transaction.

In recognition of your efforts thus far and your continued involvement with this transaction, you have been recommended for a transaction bonus which has been reviewed and approved by the Executive Compensation Committee.

Contingent upon the closing of the AutoBahn merger/sale transaction and provided you do not terminate your contract with ADESA prior to the earlier of (1) June 30, 2007 or (2) the closing of the merger transaction; you will be awarded $620,000.

I want to thank you again for all your extra efforts.  With your help, I look forward to successfully completing this transaction.

/s/ David G. Gartzke
David G. Gartzke Chairman and Chief Executive Officer

Accepted and agreed to as of the date first written above:

/s/ Timothy C. Clayton
Timothy C. Clayton

cc:                                 George Lawrence
Brenda Flayton